Exhibit 19.1

Kezar Life Sciences, Inc. Insider Trading Policy
I.Introduction
During the course of your employment, directorship or consultancy with Kezar Life Sciences, Inc. (the “Company”), you may receive important information that is not yet publicly available (“inside information”), about the Company or about other publicly traded companies with which the Company has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s securities, or securities of another publicly traded company, or to improperly disclose inside information to a third party who does so profit (a “tippee”). The Company prohibits the misuse and unauthorized disclosure of inside information relating to securities trading, and any such actions will be deemed a violation of this Insider Trading Policy (this “Policy”).
II.Insider Trading Policy
A.Insider Trading Generally
Use of inside information for your personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. The misuse or unauthorized disclosure of inside information is a violation of this Policy, regardless of your whether you personally benefit from the securities transactions. Furthermore, it is important that even the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.
B.Material Nonpublic Information
As a practical matter, it is sometimes difficult to determine whether you possess inside information, which is referred to under the antifraud provisions of the U.S. federal securities laws as “material nonpublic information.” The key to determining whether inside information you possess about a public company would be considered material nonpublic information is whether dissemination of such information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you are prohibited from trading in a company’s stock, advising anyone else to do so, or communicating the information to anyone else outside the scope of your business duties, in confidence, until you know that the information has been publicly disseminated. This means that in some circumstances, you may need to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. The term “trading” includes the purchase and sale of securities, transfers, gifts, as well as engaging in short sales, transactions in put or call options, hedging transactions and other speculative transactions.
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Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:
(a)scientific, clinical or regulatory results;
(b)financial results or forecasts;
(c)communications with government agencies;
(d)strategic plans;
(e)major new products or processes;
(f)acquisitions or dispositions of companies, assets, divisions, etc.;
(g)pending public or private sales of debt or equity securities;
(h)declaration of stock splits, dividends or changes in dividend policy;
(i)major contract awards or cancellations;
(j)key management or control changes;
(k)possible tender offers or proxy fights;
(l)significant writeoffs;
(m)significant litigation;
(n)impending bankruptcy;
(o)gain or loss of a significant license agreement or other contracts with customers or suppliers;
(p)pricing changes or discount policies;
(q)corporate partner relationships; and
(r)notice of issuance, withdrawal or overturning of patents.
    For information to be considered publicly disseminated, it must be widely disclosed through a press release or filing with the U.S. Securities and Exchange Commission (the “SEC”) and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.
C.No Trading on Material Nonpublic Information
Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of inside information relating to the Company. Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company as a result of your relationship with the Company. It is not an excuse that you did not “use” the information in your transaction. It is also important to note that “materiality” is different for different companies.
D.Prohibition on Tipping
You may not disclose inside information concerning the Company or any other company to family members, friends, acquaintances or any other person or entity not authorized to receive such information as part of your business duties, where such person or entity may benefit by trading on the
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basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.
E.Compliance Officer
The “Compliance Officer” will be responsible for administering the Company’s activities under this Policy, as further discussed below. The Company has designated Marc Belsky, the Company’s Chief Financial Officer, as its Compliance Officer. The Compliance Officer may select others to assist with the execution of his or her duties under this Policy. If you have any questions as to whether information would be considered “material”, you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to materiality by assuming that the information is material.
F.Special Considerations for Social Media
You may not participate in or contribute to social media platforms, chat rooms, blogs or other electronic discussions on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your employment responsibilities and you have explicit authorization from the Chief Executive Officer. You should also avoid disclosure of information that would draw an inference to nonpublic information. For example, do not post to social media while visiting the facilities of a potential strategic partner. Location services and photographs on social media can be used to learn inside information from your conduct.
G.Responding to Inquiries
The Company and its directors, officers and employees will be encouraged and required to fully cooperate and comply with all appropriate governmental or regulatory inquiries relating to the timing, nature and scope of inside information known by Covered Insider(s) related to any suspected or potential insider trading violations.
III.Trading by Covered Insiders
We require directors, officers, employees and designated consultants of the Company to notify and receive approval from the Compliance Officer prior to engaging in transactions in the Company’s securities and to observe other restrictions designed to minimize the risk of apparent or actual insider trading. From time to time, we may also require that employees and directors limit their transactions in the Company’s securities to defined time periods following public dissemination of quarterly and annual financial results.
A.Covered Insiders
    This Policy applies to all directors, officers and employees of the Company, as well as any consultants who have access to inside information (collectively, the “Covered Insiders”). Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions. References to “you” in this Policy should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control.
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B.Trading Blackout Periods
    From time to time, the Company may generally prohibit directors, officers, employees and consultants from buying or selling securities during a time period designated as a “blackout period” when, in the judgment of the Compliance Officer, certain of the Covered Insiders are in possession of inside information. Blackout periods may occur at any time and for any duration pending public release of material news, and blackout periods may be applicable company-wide or to specific individuals or functional groups within the Company who possess or have access to inside information. The Company will impose blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a blackout period in anticipation of announcing clinical trial results, FDA developments or a significant business transaction. However, special blackout periods may be declared for any reason in the judgment of the Compliance Officer.
    The Company will notify those persons subject a special blackout period, typically by email. Each person who has been so identified and notified by the Company will be prohibited from engaging in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer. The existence of a blackout period should itself be considered inside information. Not only are Covered Insiders prohibited from disclosing the occurrence of a blackout period to third parties, such Covered Insiders should not disclose or reference the occurrence of a blackout period, and the underlying inside information, to other employees or consultants of the Company who are not privy to the blackout period or relevant inside information, in circumstances where inside information is selectively disclosed and maintained within the Company on a need-to-know basis. It is important to note that whether or not you are notified of a blackout period, you will always remain subject to the prohibitions on the misuse and unauthorized disclosure of inside information relating to securities trading and all other applicable restrictions under this Policy.
A Covered Insider who believes that special circumstances require him or her to trade during a blackout period should consult with the Compliance Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.
C.Earnings Window Period
In addition to blackout periods, the Company may institute an earnings window period, whereby it prohibits certain Covered Insiders with access to or knowledge of the Company’s financial reporting and other quarterly public disclosures (“Financial Insiders”) from buying or selling securities of the Company outside of a designated time periods. The Company has not instituted an earnings window period. In the event the Company does institute an earnings window period, Financial Insiders may buy or sell securities of the Company only during a window period that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes on the last trading day a set number of weeks before the end of the quarter. This window period may be closed early or may not open if, in the judgment of the Compliance Officer, there exists undisclosed information that would make trades inappropriate.
D.Limited Exceptions
1.ESPP/Option Exercises. Eligible employees may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the
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terms of the ESPP without restriction to any particular period. Directors, officers, employees and consultants may also exercise options granted under the Company’s stock option plans for cash or, at the Company’s discretion, may elect to have the Company withhold securities in connection with an option exercise without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this Policy.
2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company, and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this Policy and the securities laws, and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. To comply with this Policy, the Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.
3.Other Exceptions. The trading restrictions under this Policy do not apply to (A) a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions, (B) transfers by will or the laws of descent and distribution, or (C) transactions that involve merely a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or independent legal counsel.
E.Pre-Clearance and Advance Notice of Transactions
    In addition to the requirements listed above, directors, officers and employees may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should generally be submitted at least two (2) business days in advance of the proposed transaction, and the Compliance Officer will then determine whether the transaction may proceed. In the case of the Compliance Officer, any securities transactions must be pre-approved by the Chief Executive Officer. The Pre-Clearance Certification is included as Exhibit A of this Policy. If inside information has recently been publicly released by the Company, the Compliance Officer may require up to two (2) business days before approving the proposed transaction to allow for public dissemination of the inside information. Pre-cleared transactions not completed within ten (10) business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time or revoke any pre-clearance at any time for any reason. The Compliance Officer is under no obligation to approve any transaction submitted for pre-clearance.
As part of the pre-clearance process, you must disclose all inside information that you are aware of, and that senior management may not be aware of, to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the
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Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible. Pre-clearance of a trade is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.
F.Prohibition of Speculative or Short-Term Trading
    Covered Insiders are prohibited from engaging in short sales, transactions in publicly traded options, such as puts and calls, hedging transactions, margin accounts, pledges or other inherently speculative transactions with respect to the Company’s stock at any time. Covered Insiders are also discouraged from short-term trading, or “day-trading,” with respect to the Company’s securities, and the Compliance Officer may at his or her discretion decline to approve any such short-term or repetitive trading involving the Company’s securities.
G.Short-Swing Trading/Control Stock/Section 16 Reports
    Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should not violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended). Officers and directors should notify the Compliance Officer prior to and following completion of all securities transactions, including gifts and exercise of stock options. Officers and directors must notify the Compliance Officer on the same-day following securities transactions in order to file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and if applicable, must comply with notices of sale required by Rule 144.
H.Prohibition of Trading During Pension Fund Blackouts
    In accordance with Regulation BTR under the Exchange Act, no director or officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if such director or officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to: purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and officer of any blackout periods in accordance with the provisions of Regulation BTR.
IV.Duration of Policy’s Applicability
    This Policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. However, following the termination of your employment or directorship with the Company, you will no longer require pre-clearance from the Compliance Officer in order to purchase or sell securities of the Company, so long as you remain in compliance with all other applicable provisions of this Policy. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the
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Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material.
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
V.Penalties
Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in confidential business dealings with the Company (or provides inside information to allow others to effect such transactions) on the basis of inside information will be subject to both civil liability and criminal penalties, as well as disciplinary action by the Company up to and including the termination for cause. An employee, director or consultant who has questions about this Policy should contact his or her own attorney and/or the Compliance Officer. Please also read the “Frequently Asked Questions” attached hereto as Exhibit B.
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.
VI.Amendments
The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Company’s Compliance Officer.
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Exhibit A
Kezar Life Sciences, Inc.
Insider Trading Policy
PRE-CLEARANCE CERTIFICATION
Person proposing to trade:
Proposed trade:
Proposed trading date(s):
☐    I am not aware of any material nonpublic information regarding Kezar Life Sciences, Inc. (the “Company”). I have disclosed to the Compliance Officer, or other person designated in the Policy, any inside information that may be considered material, but is not known to management. I am not trading while in possession of any material nonpublic information. The transaction will be conducted in accordance with the Company’s Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis.

(Signature of person proposing to trade)

(Print name)
☐    Trade is cleared for up to ten business days. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material. This pre-clearance is revocable, and shall be automatically revoked without any further action by the Compliance Officer, in the event the individual comes into possession of any material nonpublic information regarding the Company following the date hereof.

(Signature of Compliance Officer)
Marc L. Belsky
CFO and Compliance Officer

Date:

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Exhibit B
Frequently Asked Questions
1.What is insider trading?
A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material nonpublic information about the underlying company. Insider trading also includes trading in options (puts and calls), the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material nonpublic information and you trade, you have broken the law.
2.Why is insider trading illegal?
A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field among buyers and sellers of public securities.
3.What is material nonpublic information?
A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond, future or other security. This could mean many things – financial or clinical trial results, potential mergers or acquisitions, major contracts, litigation, etc. Information is nonpublic if it has not yet been released and disseminated to the public.
4.Who can be guilty of insider trading?
A: Anyone who buys or sells a security while in possession of material nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Kezar Life Sciences – if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.
5.Does Kezar Life Sciences have an insider trading policy?
A: Yes.
6.What if I work in a foreign office?
A: There is no difference. The policy and law applies to you. Because our common stock trades on a U.S. securities exchange, the insider trading laws of the United States apply. The U.S. Securities and Exchange Commission (the “SEC”) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by internationally based individuals and firms. In addition, as a Kezar Life Sciences employee, director or consultant, our policies apply to you no matter where in the world you work.
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7.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?
A: That is called “tipping.” You are the “tipper” and the other person receiving the information is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material nonpublic information about Kezar Life Sciences with anyone outside Kezar Life Sciences, including spouses, family members, friends or business associates. This includes anonymous discussion on the Internet about Kezar Life Sciences or companies with which Kezar Life Sciences does business.
8.What if I don’t tell them the information itself, I just tell them whether they should buy or sell?
A: That is still tipping and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.
9.What are the penalties if I trade on inside information or tip off someone else?
A: Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.
10.What is “loss avoided”?
A: If you sell common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
11.Am I restricted from trading securities of any companies other than Kezar Life Sciences (for example a customer or competitor of Kezar Life Sciences)?
A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Kezar Life Sciences, you sometimes obtain confidential, material information about other companies and their business dealings with Kezar Life Sciences.
12.If I do not trade Kezar Life Sciences securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires so that we and our employees, directors and consultants can avoid even the appearance of wrongdoing. This includes the requirement to obtain pre-clearance of any trades before you make them. Therefore, please review the entire policy carefully.
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13.When can I buy or sell my Kezar Life Sciences securities?
A: According to our policies, if you have material nonpublic information, you may not buy or sell our common stock until the third trading day after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material nonpublic information, you may not trade in our common stock during any trading “blackout” period. And finally, all directors, officers, employees and consultants must pre-clear any purchases or sales of stock with the Compliance Officer in advance of the proposed transaction.
14.If I have an open order to buy or sell Kezar Life Sciences securities on the date a trading window closes, my broker will cancel the open order and won’t execute the trade, right?
A: No. If you have any open orders at the time a trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.
15.Am I allowed to trade derivative securities of Kezar Life Sciences? Or short Kezar Life Sciences common stock?
A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.
“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee stock options, which are not derivative securities.
“Short selling” is profiting when you expect the price of the stock to decline and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.
16.Why does Kezar Life Sciences prohibit trading in derivative securities and short selling?
A: Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.
17.Can I purchase Kezar Life Sciences securities on margin or hold them in a margin account?
A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.
“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.
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18.Why does Kezar Life Sciences prohibit me from purchasing Kezar Life Sciences securities on margin or holding them in a margin account?
A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had inside information and you could not or did not supply other collateral, you and Kezar Life Sciences could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
19.Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?
A: Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.
20.Am I subject to the trading blackout period if I am no longer an employee of Kezar Life Sciences?
A: It depends. If your employment with Kezar Life Sciences ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Kezar Life Sciences ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Kezar Life Sciences, you should not trade in Kezar Life Sciences securities if you possess material nonpublic information. That restriction stays with you as long as the information you possess is material and not released by Kezar Life Sciences.
21.Can I gift stock while I possess material nonpublic information?
A: No. A gift of stock could subject you to insider trading liability if you are aware of material nonpublic information at the time of the gift and knew or were reckless in not knowing that the recipient would sell the securities prior to the disclosure of such information. Therefore, gifts may only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period.
22.What if I purchased publicly traded options or other derivative securities before I became a Kezar Life Sciences employee (or contractor or consultant)?
A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material nonpublic information. When you become a Kezar Life Sciences employee, you must report to our Compliance Officer that you hold such publicly traded options or other derivative securities.
23.May I own shares of a mutual fund or index fund that invests in Kezar Life Sciences?
A: Yes.
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24.Are mutual fund or index fund shares holding Kezar Life Sciences subject to the trading blackout periods?
A: No. You may trade in mutual funds or index funds holding our common stock at any time.
25.May I use a “routine trading program” or “10b5-1 plan”?
A: Yes, subject to the requirements discussed in our Insider Trading Policy. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stockbroker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Compliance Officer for approval. You must also notify the Company upon the establishment, amendment or termination of your 10b5-1 plan.
26.What happens if I violate our insider trading policy?
A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination for cause. In addition, you may be subject to criminal and civil enforcement actions by the government.
27.Who should I contact if I have questions about our insider trading policy?
A: You should contact our Compliance Officer.
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